Exhibit 99.1

FOR IMMEDIATE RELEASE

******************************************************************

ITRONICS REPORTS 2020 SILVER SALES UP 224 PERCENT, TOTAL SALES DOWN 3 PERCENT

RENO, Nevada, February 17, 2021 -- Itronics Inc. (OTC:ITRO) an emerging "Cleantech Materials" growth Company that manufactures GOLD’n GRO Multi-Nutrient Fertilizers and produces silver, gold, zinc, critical minerals, and battery minerals recovered from industrial and mining waste, today reported its full year 2020 sales, and updated its operations and growth projects.

Total Revenues for the 12 months ended December 31, 2020 were $1,876,022 compared to $1,943,609 in the same period in 2019, for a 3 percent decrease. Full year GOLD’n GRO fertilizer sales were $1,681,857 compared to $1,838,619 in the prior year for a 9 percent decrease due to a sharp Covid-19 driven decline in the fourth quarter. Full year silver sales were $141,493 compared to $43,700 in the prior year for a 224 percent increase.

The 2021 outlook for GOLD’n GRO fertilizer sales is for a significant increase over 2020 due to a greatly reduced impact from Covid-19 and driven by sharp improvements in demand for crops grown in our primary California markets. The 2021 outlook for silver sales is for continued improvement due to a combination of on-going recovery optimization and to sharply higher silver and gold prices compared to 2020.

During the year, the Company optimized a GOLD’n GRO magnesium fertilizer and prepared it for field testing and registration in California. The Company also created and successfully field tested a GOLD’n GRO copper fertilizer for sale in California to strawberry growers. Sales development of these fertilizers was delayed to 2021 due to restrictions imposed by the state of California due to Covid-19.

During the year, the Company updated its Corporate Profile, which is available on the Itronics website. The Company also completed and announced its growth forecast which centers upon its 10-year business plan designed to integrate its Zero Waste Energy Saving Technologies and to grow annual sales from $2 million in 2019, to $140 million in 2025.

During the third quarter the Company continued its fast-track development of its revolutionary Rock Kleen Technology. A second series of tests designed to determine maximum metal recovery of metals contained in silver/gold mine tailings was completed with very positive results. A third set of tests were completed to determine if residual silver and gold recovery using cyanide would be improved if the rocks were first leached using the Rock Kleen, then re-leached using cyanide. Unoptimized test results indicate that recoveries could be improved to the point that up to 90 percent of the residual silver and gold could be recovered. The cumulative results of all the Rock Kleen testing performed to date indicate that the Rock Kleen technology has a high probability to be technically and economically successful for processing silver/gold mine tailings.

In early October the Company announced that it is developing two technologies that recover manganese, one of the four most important battery metals, and that as these developments continue, the Company could become one of the first domestic producers of manganese since the 1970’s. In addition, the Rock Kleen technology has demonstrated the ability to recover the "Critical Minerals", magnesium, manganese, and potassium from mine tailings, and the battery metals manganese, nickel, silver, and zinc.

Late in the fourth quarter the Company began to prepare the records needed to re-establish its annual audits beginning in 2021. Completing this work is a high priority project for 2021 and will be started as soon as operating funds permit.

2020 Full Year Sales Results

Unaudited Revenues for the fourth quarter, and 12 months ended December 31, 2020 together with comparative figures for 2019 are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
	2020	2019	2020	2019
REVENUE
Fertilizer	$ 192,390	$ 321,325	$ 1,681,857	$ 1,838,619
Silver	$ 57,235	$ 199	$ 141,493	$ 43,700
Photo Services	$ 3,082	$ 6,372	$ 25,215	$ 23,303
Mining Technical Services	$ 6,210	$ 14,565	$ 27,457	$ 37,987
Total Revenues	$ 258,917	$ 342,461	$ 1,876,022	$ 1,943,609

Operations and Expansion Updates

GOLD’n GRO Multi-Nutrient Fertilizers: During the second quarter the Company began testing a GOLD’n GRO copper micronutrient formulation for use on strawberries. This testing is complete and produced very positive results. In August, the Company received approval to sell the fertilizer commercially in California under a provisional label. The Company is assembling the information needed to formally register the fertilizer in Nevada and California. Due to Covid-19 restrictions, sales of this new fertilizer were delayed until the first quarter 2021.

The GOLD’n GRO sales team was planning to start field testing a GOLD’n GRO magnesium fertilizer in the fourth quarter, but that was delayed until the first quarter 2021. In recent years, widespread magnesium deficiencies have emerged in the California vegetable and berry growing areas so, at our distributor’s request, we have upgraded the fertilizer to a fully chelated magnesium fertilizer and have generated all the information needed for re-registration. This magnesium fertilizer is already registered in Nevada.

Earlier in 2020, the Company was informed by its Distributor that in certain areas in California, crop calcium deficiencies are emerging. Several years ago, Itronics developed a chelated calcium-magnesium fertilizer. In early 2020 we upgraded this fertilizer to a fully chelated calcium-magnesium fertilizer. We believe that this fertilizer will improve calcium and magnesium uptake by the crops. Current plans are to start field testing this fertilizer in the first quarter 2021. This fertilizer is not yet registered in California, but it is registered for sale in Nevada.

Calcium fertilizers are already widely used in California, but the use is primarily for soil conditioning and pH adjustment. Itronics believes that its GOLD’n GRO "Advanced Nutrient Transfer Technology" will improve calcium uptake by the crops. Several field tests performed with other GOLD’n GRO fertilizers have already demonstrated that calcium and magnesium uptake is improved when these fertilizers are used.

Magnesium and Calcium are "middle nutrients" as is sulfur. Middle nutrients are used in much larger quantities than the micronutrient fertilizers. Because of this, sales of the GOLD’n GRO magnesium and calcium fertilizers could materially increase total GOLD’n GRO sales in coming years as the calcium and magnesium fertilizers are introduced into the markets to help reduce the deficiencies that are emerging.

Silver Bullion and Other Metal Production: The pilot scale computer circuit board refining operation is operating reliably. Metal recovery optimization is underway and is improving bullion silver and gold content while at the same time improving furnace efficiency and reducing the unit cost of metals being recovered.

The Company plans to have this division include its hydrometallurgy and its electro-chemistry operations. The hydrometallurgy section is operating at a pilot scale and is presently recovering iron (FeLix Process) and sulfur (SuLix Process) from its internally produced silver concentrates. The iron and sulfur are being used as ingredients in the GOLD’n GRO fertilizers which reduces the cost of raw materials purchased from outside suppliers.

The Company is evaluating the feasibility of expanding these operations in the coming year to include pilot scale recovery of zinc from certain types of flue dusts (ZnLix Process). This will continue zinc metal recovery R & D that was started several years ago and has two objectives. One objective is to produce zinc raw material for use in manufacturing GOLD’n GRO fertilizers which would reduce the amount of zinc purchased from outside suppliers and reduce the cost of goods for the GOLD’n GRO fertilizers. A second important objective of this work would be to initiate pilot scale use of electro-chemistry to recover zinc metal. If commercial scale zinc metal production can be achieved, then it would be possible to begin continuous processing of certain zinc flue dusts to produce pure zinc metal. This is expected to expand and diversify the Company’s metal sales by adding another stable revenue stream to reduce the seasonality of the Company’s total sales.

The experimental work to produce zinc metal using electro-winning technology was started in early January 2021 using a laboratory scale electrowinning cell developed by the Company. Currently small amounts of zinc metal are being produced while the operating parameters are being developed. The Company plans to expand zinc output in stages starting at laboratory scale and expanding to pilot scale at the Company’s 35,000 square foot Reno, Nevada manufacturing and R & D facility. The Company already owns most of the equipment needed to do this. The equipment is on site and can be put into operation with only minor modifications.

The zinc bearing liquid (Pregnant Leach Solution, also called PLS) fed to the electrowinning cell is produced by recovering zinc from flue dust produced by a brass/bronze manufacturer. The residuals from the leaching process contain measurable amounts of silver and gold which will be used as feed materials for the Company’s circuit board assembly (E-Scrap) refining process. This will expand the supply of silver concentrate for refining printed circuit boards. The contained metals will be incorporated into the silver bullion for sale making this another "Zero Waste Energy Saving" operation for the Company.

Processing zinc bearing flue dust is one of the technologies in the Company’s portfolio of "Zero Waste Energy Saving" technologies that are being prepared for expansion to commercial scale. Activating this technology development starts the process of establishing the ability to produce pure metals using electrochemistry and opens the door to processing alkaline battery paste which contains zinc, manganese, and potassium. Some of the new EV battery technologies use manganese, one of the four most important battery metals, so this technology development may enable the company to process Electric Vehicle (EV) battery pastes in the future. In addition, the Company’s Rock Kleen technology has shown the ability to recover the battery metals nickel, manganese, and zinc from silver/gold mine leach tailings, all of which will need to be separated and recovered using electrochemistry.

Beginning zinc recovery R & D opens the door to following this work with a continuation of R & D started several years ago to recover zinc, manganese, and potassium from paste extracted from discarded alkaline batteries. Our laboratory scale research has already shown that we can extract zinc, manganese, and potassium for use in GOLD’n GRO fertilizers. We believe that electro-chemistry may be useable to recover manganese chemicals that could be sold into outside markets, such as for battery materials. The ability to produce manganese chemicals is critical because the Company believes that the amount of manganese contained in battery pastes greatly exceeds the amount of manganese required for the fertilizer markets.

In 2020 the company announced that it plans to resume experimental recovery of pure copper and possibly tin from the silver bullion which will further increase the silver and gold content of the bullion being shipped for sale to its finish refiner. The zinc metal recovery research is further along and so that work was started first. Manganese recovery research is expected to follow. The copper-tin recovery research would start after that. The plan is to start the research at the Reno manufacturing facility and then to expand the electrochemistry recovery operations to the Itronics Cleantech Materials Campus that is being planned for development at its 48-acre Wabuska site north of Yerington, Nevada.

Rock Kleen Technology and Business Plan Development: During the first quarter the Company announced completion of a detailed 3-year growth plan for Reno manufacturing operations. A 10 year growth plan for consolidated operations that include expansion to the new "Itronics Cleantech Materials Campus" was completed in the second quarter. This plan was updated in the third quarter to factor in the 2020 impacts of Covid-19 on the growth plan. The expected impacts of expanded materials recoveries using the Rock Kleen technology were also incorporated into the plan. Itronics is anticipating rapid growth over the next several years, to be driven by GOLD’n GRO fertilizer sales and to be supported by development of the new Rock Kleen technology which was selected from the Company’s portfolio of "Zero Waste Technologies" for commercial development as a major new line of business.

In early August, Whitney & Whitney, Inc., the Company’s technical services subsidiary signed a second research contract to further evaluate the potential for silver tailings processing for a silver mining company. The project used the Company’s newly developed Rock Kleen Technology to accomplish the processing. The test work was completed in November and produced positive silver, manganese, and other metal recovery results.

Manganese has been designated by the Federal Government as a "Critical Mineral". Manganese is one of the four most important industrial metals and is widely used by the steel industry worldwide. It is a major component of non-rechargeable alkaline batteries, one of the largest battery categories sold in the world. The use of manganese in EV batteries is increasing as EV battery technology is shifting to use of more nickel and manganese in battery formulations. According to a recent United Nations report, manganese is one of the four most important battery materials.

According to the U.S. Department of Interior, there is no mine production of manganese in the United States. Itronics is using its revolutionary Rock Kleen Technology to test metal recoverability from mine tailings obtained from a former silver mine in western Nevada that has a high manganese content. The Rock Kleen process is recovering silver, manganese, lead, zinc, and nickel. The Company has calculated, based on laboratory test results, that if a Rock Kleen tailings process is put into commercial production, the tailings processing operation would become the largest primary manganese producer in the United States.

A long-term objective for Itronics is to become a leading producer of high purity metals, including the U.S. critical metals manganese and tin, using the Company’s breakthrough hydrometallurgy, pyrometallurgy, and electrochemical technologies. Additionally, Itronics is also strategically positioned with its portfolio of "Zero Waste Energy Saving Technologies" to help solve the recently declared emergency need for domestic production of Critical Minerals from materials located at mine sites.

In August, Itronics announced that the Rock Kleen silver/gold mine tailings processing research is showing that the revolutionary Rock Kleen technology not only neutralizes cyanide and recovers nitrogen, and a broad group of base and ferrous metals, but it also recovers sulfur and potassium that is naturally contained in many Nevada silver/gold deposits. Because of this, as development of Rock Kleen processing operations progresses, the Rock Kleen operations have the potential to provide a whole new source of virgin raw materials, not only to supply the metal industries, but also certain nutrient raw materials for the fertilizer industry and industrial mineral materials for many industries including the Construction and Ceramics industries and industries that use mineral fillers. Existing mines and tailings from previously operating mines will be the source of these new virgin raw materials, so it will not be necessary to build as many new mines to gain access to these materials.

Rock Kleen commercialization is expected to permanently supply a portion of the recovered nutrient metals, zinc, iron, manganese, and copper, and the nitrogen, potassium, and sulfur for use as raw materials for the manufacture of the GOLD’n GRO Multi-nutrient fertilizers. Rock Kleen commercialization will also supply silver concentrates for use in printed circuit board refining on a permanent basis. This will enable expanded printed circuit board refining as new Rock Kleen operations are added.

Auric Fulstone Polymetallic Gold Project: Early in the first half the Company was successful in getting two mining companies to review the project for possible joint venture development, but those activities were shelved due to COVID-19 risks. Subsequently, gold and silver prices have risen dramatically creating expanded revenues for all gold and silver production companies. Because of this, and after the COVID-19 risks are deemed to be acceptable, the Company is expecting that there will be considerable interest in the Auric Fulstone Polymetallic Gold project as a potential joint venture development.

If you would like to be added to our e-mail list for all updates on our emerging clean technologies, please call us at 775-689-7696, e-mail "investor@itronics.com, or leave a message in our message box on our website at www.itronics.com so that we can get a profile report to you. The Company thanks all its supporters as it expands its technologies to make the world cleaner and greener.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Zero Waste Energy Saving Technology" Company which produces GOLD’n GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. The Company is an emerging "critical mineral", and "battery materials" producer. The Company’s goal is to achieve profitable cleantech materials technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, gold, zinc, critical minerals, and battery minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

The Company's growth forecast centers upon its 10-year business plan designed to integrate its Zero Waste Energy Saving Technologies and to grow annual sales from $2 million in 2019, to $100 million in 2025.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&field-brandtextbin=GOLD%27n+GRO&node+2972638011. Due to expanded retail customer interest, GOLD’n GRO fertilizer may now be purchased in Reno, Nevada at "Buy Nevada First Gift Shop", 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc

Follow Itronics on Twitter:https://twitter.com/itronicsinc

* * * * * * * * * *

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact: Paul Knopick

888-795-6336